NEWS

Charter Announces Fourth Quarter and Full Year 2014 Results
Spectrum Products Combined With Growing Service Capabilities Drive Market Share Growth

Stamford, Connecticut - February 5, 2015 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2014.

Key highlights:

•	During the fourth quarter, Charter completed its all-digital initiative and the rollout of Charter Spectrum, the Company's new and more advanced product suite.

•
Fourth quarter revenues of $2.4 billion grew 9.9%[1] as compared to the prior-year period, driven by residential revenue growth of 8.3%, commercial revenue growth of 16.1% and advertising revenue growth of 28.9%.

•	Fourth quarter Adjusted EBITDA[2] grew by 10.5% year-over-year.

•	Residential customer relationships increased by 73,000 during the fourth quarter and have grown by 5.0%, or 280,000, since the end of 2013.

•
Residential primary service units ("PSUs") increased by 157,000 during the fourth quarter. In 2014, Charter added 532,000 total residential PSUs versus a pro forma[3] gain of 415,000 in 2013, with 2014 residential video customer losses declining to 17,000 from 109,000 in 2013.

•	Full year 2014 revenues and Adjusted EBITDA each rose 8.2% on a pro forma basis, with capital expenditures totaling $2.2 billion.

"We recently completed our all-digital transition and the rollout of our more advanced product suite, Charter Spectrum, on plan. We have now unleashed the capabilities of our high capacity two-way interactive network, freeing network capacity we can utilize for years to come," said Tom Rutledge, President and CEO of Charter Communications. "Our fourth quarter and full year 2014 results demonstrate that our new products, combined with our improving service levels, are generating strong market share growth across all of our businesses. Customer growth continues to drive improving financial performance, with reduced capital intensity going forward."

1All percentages are calculated using actual amounts. Minor differences may exist due to rounding.
2Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net income (loss) and net cash flows from operating activities, respectively, in the addendum of this news release.
3All customer data and results, unless otherwise noted, are pro forma for the Bresnan transaction, as if it had occurred on January 1, 2012, and are provided in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2014 (a)	December 31, 2013 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,871	12,838	—
Estimated Internet Passings (b)	12,570	12,505	1%
Estimated Voice Passings (b)	12,079	11,934	1%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.4%	33.8%	-0.4 ppts
Internet Penetration of Estimated Internet Passings (c)	40.4%	37.1%	3.3 ppts
Voice Penetration of Estimated Voice Passings (c)	21.7%	20.3%	1.4 ppts

Residential
Residential Customer Relationships (d)	5,841	5,561	5%
Residential Non-Video Customers	1,681	1,384	21%
% Non-Video	28.8%	24.9%	3.9 ppts

Customers
Video (e)	4,160	4,177	—
Internet (f)	4,766	4,383	9%
Voice (g)	2,439	2,273	7%
Residential PSUs (h)	11,365	10,833	5%
Residential PSU / Customer Relationships (d)(h)	1.95	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	3	(2)	NM
Internet (f)	104	93	11%
Voice (g)	50	56	(13)%
Residential PSUs (h)	157	147	6%

Bulk Digital Upgrade Net Additions (j)	5	4	NM

Single Play Penetration (k)	38.0%	37.6%	0.4 ppts
Double Play Penetration (l)	29.1%	29.8%	-0.7 ppts
Triple Play Penetration (m)	32.8%	32.6%	0.2 ppts
Digital Penetration (n)	98.5%	91.8%	6.7 ppts

Monthly Residential Revenue per Residential Customer (d)(o)	$111.52	$108.12	3%

Commercial
Commercial Customer Relationships (d)(p)	386	375	3%

Customers
Video (e)(p)	133	165	(19)%
Internet (f)	306	257	19%
Voice (g)	180	145	24%
Commercial PSUs (h)	619	567	9%

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(6)	(1)	NM
Internet (f)	12	12	—
Voice (g)	8	7	14%
Commercial PSUs (h)	14	18	(22)%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

NM - Not meaningful

During the fourth quarter of 2014, Charter's residential customer relationships grew by 73,000, with triple play sell-in improving year-over-year, to 62% of total residential video sales. Commercial customer relationships grew by 6,000 in the fourth quarter of 2014. Residential PSUs increased by 157,000, while commercial PSUs increased 14,000 during the fourth quarter.

As of the end of the fourth quarter of 2014, Charter had completed its all-digital initiative. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer higher picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the fourth quarter, Charter continued to introduce its new product suite, Charter Spectrum, in markets that were recently converted to all-digital. Charter customers in these markets now have access to an industry-leading suite of video, data, and voice services that includes over 200 HD channels, in addition to minimum offered Internet speeds of 60 Mbps, and a fully featured voice service, delivered at a highly competitive price. Charter Spectrum is available to new Charter customers, and to existing customers within the Company's new pricing and packaging structure launched in 2012. As of the end of the fourth quarter of 2014, 86% of residential customers were in Charter's new pricing and packaging, excluding customers in the former Bresnan properties.

Residential video customers increased by 3,000 in the fourth quarter of 2014, versus a loss of 2,000 in the year-ago period. For the past two years Charter has significantly increased the competitiveness of its video product, by including more HD channels and video on demand offerings, attractive packaging of advanced services, improved selling methods, and enhanced service quality.

Charter added 104,000 residential Internet customers in the fourth quarter of 2014, compared to 93,000 a year ago. As of December 31, 2014, 80% of Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering.

During the fourth quarter, the Company added 50,000 residential voice customers, versus a gain of 56,000 during the fourth quarter of 2013.

Fourth quarter residential revenue per customer relationship totaled $111.52, and grew by 3.1% as compared to the prior-year period, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by continued single play Internet sell-in and bulk digital upgrades. In September 2014, Charter increased its broadcast TV surcharge. Excluding this rate adjustment, residential revenue per customer relationship grew by 2.2% year-over-year.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2014	2013	% Change
REVENUES:
Video	$1,134	$1,049	8.1%
Internet	670	590	13.5%
Voice	139	154	(9.7)%
Commercial	262	225	16.1%
Advertising sales	107	83	28.9%
Other	48	47	6.2%
Total Revenues	2,360	2,148	9.9%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,515	1,384	9.6%

Adjusted EBITDA	$845	$764	10.5%

Adjusted EBITDA margin	35.8%	35.6%

Capital Expenditures	$543	$566
% Total Revenues	23.0%	26.3%

Net income (loss)	$(48)	$39
Earnings (loss) per common share, basic	$(0.44)	$0.38
Earnings (loss) per common share, diluted	$(0.44)	$0.35

Net cash flows from operating activities	$630	$595
Free cash flow	$89	$84

Revenue

Fourth quarter 2014 revenues rose to $2.4 billion, 9.9% higher than the year-ago quarter, driven primarily by growth in Internet, video and commercial revenues.

Video revenues totaled $1.1 billion in the fourth quarter, an increase of 8.1% compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential limited basic video customers.

Internet revenues grew 13.5% compared to the year-ago quarter to $670 million, driven by an increase of 383,000 Internet customers during the last year and by promotional rolloff, legacy price adjustments and revenue allocation from higher bundling.

Voice revenues totaled $139 million, a decline of 9.7% versus the fourth quarter of 2013, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 166,000 voice customers in the last twelve months.

Commercial revenues rose to $262 million, an increase of 16.1% over the prior-year period, and was driven by higher sales to small and medium business customers and to carrier customers.

Fourth quarter advertising sales revenues of $107 million increased 28.9% compared to the year-ago quarter, primarily driven by an increase in political advertising revenue. Excluding the benefit of political advertising revenue generated in the fourth quarter of 2014, and during the corresponding prior-year period, total fourth quarter advertising sales revenues grew by approximately 8.9% year-over-year.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $131 million, or 9.6%, compared to the year-ago period, reflecting increases in programming costs, costs to service customers, and other expenses. Transition costs related to Charter's previously-announced transactions with Comcast accounted for $11 million of total fourth quarter operating costs.

Fourth quarter programming expense increased by $64 million, or 11.6%, as compared to the fourth quarter of 2013, reflecting contractual programming increases, a 1.9% increase in expanded basic package customers over the last twelve months, broader carriage of certain networks as a result of all-digital and the introduction of new networks to Charter's video offering. Costs to service customers grew by $28 million, or 6.6% as compared to the fourth quarter of last year, driven primarily by higher labor costs to deliver higher quality products and service levels, and transition expenses associated with the Comcast transactions. Other expenses grew by $37 million, or 20.4%, as compared to the fourth quarter of 2013, reflecting higher administrative labor and commercial costs, advertising sales expenses, and transition expenses associated with the Comcast transactions.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $845 million grew by 10.5% year-over-year, reflecting revenue growth and operating costs and expenses growth of 9.9% and 9.6%, respectively.

Net Loss

Net loss totaled $48 million in the fourth quarter of 2014, compared to net income of $39 million in the fourth quarter of 2013. Fourth quarter 2013 net income reflected a $36 million tax benefit related to a partnership restructuring. In addition, fourth quarter 2014 net income reflects $67 million of interest expense related to the Comcast transactions financing, $9 million of transactions costs related to the Comcast transactions in other operating expenses, and higher depreciation and amortization charges, partly offset by higher Adjusted EBITDA. Basic and diluted net loss per common share was $0.44 in the fourth quarter of 2014 compared to net income per basic and diluted share of $0.38 and $0.35, respectively, during the same period last year. The increase in net loss per common share was primarily the result of the factors described above.

Capital Expenditures

Property, plant and equipment expenditures were $543 million in the fourth quarter of 2014, compared to $566 million, during the fourth quarter of 2013. The decrease was the result of a decline in customer premise equipment ("CPE") spending, partly offset by higher support capital expenditures. CPE spending declined versus the prior-year period as Charter completed its all-digital initiative during the fourth quarter. The year-over-year increase in support capital expenditures was driven by Charter's ongoing insourcing initiatives. Transition capital expenditures related to Charter's previously-announced transactions with Comcast accounted for $26 million of capital expenditures in the fourth quarter.

Cash Flow

During the fourth quarter of 2014, net cash flows from operating activities totaled $630 million, compared to $595 million in the fourth quarter of 2013. The increase in net cash flows from operating activities was primarily related to higher Adjusted EBITDA partly offset by higher cash interest payments, including $52 million of cash payments associated with the $7 billion of debt, proceeds of which are currently in escrow, that will be used to finance the previously-announced transactions with Comcast.

Free cash flow for the fourth quarter of 2014 was $89 million, compared to $84 million during the same period last year. The increase was primarily due to higher net cash flow from operating activities and lower capital expenditures, partly offset by a smaller increase in accrued expenses related to capital expenditures versus the prior-year period.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2014	2013		2013
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$4,443	$4,177	6.4%	$4,040	10.0%
Internet	2,576	2,253	14.4%	2,186	17.8%
Voice	575	668	(14.2)%	644	(10.7)%
Commercial	993	840	18.2%	812	22.4%
Advertising sales	341	297	14.6%	291	17.0%
Other	180	184	(1.7)%	182	(0.8)%
Total Revenues	9,108	8,419	8.2%	8,155	11.7%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	5,918	5,471	8.2%	5,297	11.7%

Adjusted EBITDA	$3,190	$2,948	8.2%	$2,858	11.6%

Adjusted EBITDA margin	35.0%	35.0%		35.0%

Capital Expenditures	$2,221	$1,854		$1,825
% Total Revenues	24.4%	22.0%		22.4%

Net loss	$(183)	$(194)		$(169)
Loss per common share, basic and diluted	$(1.70)	$(1.90)		$(1.65)

Net cash flows from operating activities	$2,359			$2,158
Free cash flow	$171			$409

Revenue

For the year ended December 31, 2014, revenues rose to $9.1 billion, 8.2% higher on a pro forma basis than in 2013, driven by continued growth in Internet, video and commercial revenues. On an actual basis, full year 2014 revenues rose 11.7% year-over-year.

Operating Costs and Expenses

Operating costs and expenses totaled $5.9 billion in 2014, an increase of $447 million, or 8.2%, on a pro forma basis compared to the year-ago period, reflecting increases in programming costs and other expenses. On an actual basis, total operating costs and expenses grew by 11.7% year-over-year. Transition costs related to the previously-announced transactions with Comcast accounted for $14 million of total 2014 operating costs.

Adjusted EBITDA

Adjusted EBITDA was $3.2 billion for the year ended December 31, 2014, an increase of 8.2% compared to 2013, on a pro forma basis. On an actual basis, Adjusted EBITDA grew by 11.6% compared to the year-ago period, driven by higher organic revenue growth and the acquisition of Bresnan. Charter's Adjusted EBITDA margin remained unchanged, on both a pro forma and actual basis, at 35.0%.

Net Loss

For the year ended December 31, 2014, net loss was $183 million, compared to $194 million on a pro forma basis, in 2013, driven by higher Adjusted EBITDA and a decline in loss on extinguishment of debt, partly offset by higher depreciation and amortization charges, higher interest expense related to the Comcast transactions financing and higher income tax expense. Net loss per common share was $1.70 for the year ended December 31, 2014, compared to $1.90 on a pro forma basis in 2013. The decrease was primarily the result of the factors described above.

Capital Expenditures

Capital expenditures for the year ended December 31, 2014, totaled $2.2 billion compared to pro forma capital expenditures of $1.9 billion in 2013. The year-over-year increase was primarily driven by Charter's all-digital initiative, investment in CPE to support customer growth, higher product development investment and the Company's ongoing insourcing initiative. Transition capital expenditures related to Charter's previously-announced transactions with Comcast accounted for $27 million of total 2014 capital expenditures.

Charter expects 2015 capital expenditures to be approximately $1.7 billion, excluding potential expenditures related to the previously-announced transactions with Comcast. Charter expects its 2015 capital expenditures to be driven by continued growth in residential and commercial customers along with further spend related to product development. The actual amount of capital expenditures in 2015 will depend on a number of factors including the pace of transition planning to service a larger customer base upon closing of the previously-announced transactions with Comcast.

Cash Flow

In 2014, net cash flows from operating activities totaled $2.4 billion compared to $2.2 billion in 2013. The increase in net cash flows from operating activities was primarily related to an increase in Adjusted EBITDA partly offset by an increase in cash interest payments.

Free cash flow for the year ended December 31, 2014 was $171 million, compared to $409 million during the same period last year. The decrease was primarily due to higher capital expenditures related to Charter's all-digital initiative, and expenditures related to the previously-announced Comcast transactions, including operating and other expenses, interest expense, and capital expenditures, partly offset by higher cash flow from operating activities.

Liquidity

Total principal amount of debt was approximately $21.1 billion as of December 31, 2014, including the $3.5 billion borrowed under CCO Safari Term Loan G issued in September 2014, and the $3.5 billion CCOH Safari notes issued in November 2014. Proceeds from the CCO Safari Term Loan G and CCOH Safari notes are being held in escrow and recorded as noncurrent restricted cash and cash equivalents. As of December 31, 2014, Charter held $3 million of unrestricted cash and cash equivalents, and its credit facilities provided approximately $817 million of additional liquidity. In addition, a $500 million revolver extension is currently committed and available to Charter. The availability of this revolver is not contingent or related to the closing of the previously-announced Comcast transactions.

Conference Call

Charter will host a conference call on Thursday, February 5, 2015 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 54499873.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on March 5, 2015. The conference ID code for the replay is 54499873.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K for the twelve months ended December 31, 2014 which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the United States Securities and Exchange Commission. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net income (loss) and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on derivative instruments, net and other operating expenses, such as merger and acquisition costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $69 million and $54 million for the three months ended December 31, 2014 and 2013, respectively and $253 million and $201 million for the twelve months ended December 31, 2014 and 2013, respectively.

In addition to the actual results for the three and twelve months ended December 31, 2014 and 2013, we have provided pro forma results in this release for the twelve months ended December 31, 2013. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012. Pro forma statements of operations for the twelve months ended December 31, 2013 are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC.  Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

Risks Related to Comcast Corporation ("Comcast") Transactions

•	the ultimate outcome of the proposed transactions between Charter and Comcast including the possibility that such transactions may not occur if closing conditions are not satisfied;

•
if any such transactions were to occur, the ultimate outcome and results of integrating operations and application of our operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•
the impact of the proposed transactions on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transactions;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expense and may decrease our operating flexibility;

Risks Related to Our Business

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business or potential business combination transactions;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013		2014	2013
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$1,134	$1,049	8.1%	$4,443	$4,040	10.0%
Internet	670	590	13.5%	2,576	2,186	17.8%
Voice	139	154	(9.7)%	575	644	(10.7)%
Commercial	262	225	16.1%	993	812	22.4%
Advertising sales	107	83	28.9%	341	291	17.0%
Other	48	47	6.2%	180	182	(0.8)%
Total Revenues	2,360	2,148	9.9%	9,108	8,155	11.7%

COSTS AND EXPENSES:
Programming	625	561	11.6%	2,459	2,146	14.6%
Franchises, regulatory and connectivity	109	103	5.6%	428	399	7.2%
Costs to service customers	425	397	6.6%	1,675	1,561	7.0%
Marketing	125	129	(3.1)%	529	488	8.4%
Other	231	194	20.4%	827	703	18.3%
Total operating costs and expenses (excluding depreciation and amortization)	1,515	1,384	9.6%	5,918	5,297	11.7%

Adjusted EBITDA	845	764	10.5%	3,190	2,858	11.6%

Adjusted EBITDA margin	35.8%	35.6%		35.0%	35.0%

Depreciation and amortization	534	500		2,102	1,854
Stock compensation expense	14	11		55	48
Other operating expenses, net	20	9		62	47

Income from operations	277	244		971	909

OTHER EXPENSES:
Interest expense, net	(273)	(211)		(911)	(846)
Loss on extinguishment of debt	—	—		—	(123)
Gain (loss) on derivative instruments, net	(4)	2		(7)	11
	(277)	(209)		(918)	(958)

Income (loss) before income taxes	—	35		53	(49)

Income tax benefit (expense)	(48)	4		(236)	(120)

Net income (loss)	$(48)	$39		$(183)	$(169)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.44)	$0.38		$(1.70)	$(1.65)
Diluted	$(0.44)	$0.35		$(1.70)	$(1.65)

Weighted average common shares outstanding, basic	110,242,507	103,836,535		108,374,160	101,934,630
Weighted average common shares outstanding, diluted	110,242,507	111,415,982		108,374,160	101,934,630

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using actual amounts. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2014 presentation.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2014	2013
	Actual	Pro Forma (a)	% Change
REVENUES:
Video	$4,443	$4,177	6.4%
Internet	2,576	2,253	14.4%
Voice	575	668	(14.2)%
Commercial	993	840	18.2%
Advertising sales	341	297	14.6%
Other	180	184	(1.7)%
Total Revenues	9,108	8,419	8.2%

COSTS AND EXPENSES:
Programming	2,459	2,214	11.2%
Franchises, regulatory and connectivity	428	417	2.6%
Costs to service customers	1,675	1,613	3.7%
Marketing	529	506	4.5%
Other	827	721	14.7%
Total operating costs and expenses (excluding depreciation and amortization)	5,918	5,471	8.2%

Adjusted EBITDA	3,190	2,948	8.2%

Adjusted EBITDA margin	35.0%	35.0%

Depreciation and amortization	2,102	1,908
Stock compensation expense	55	48
Other operating expenses, net	62	47

Income from operations	971	945

OTHER EXPENSES:
Interest expense, net	(911)	(873)
Loss on extinguishment of debt	—	(123)
Gain (loss) on derivative instruments, net	(7)	11
	(918)	(985)

Income (loss) before income taxes	53	(40)

Income tax expense	(236)	(154)

Net loss	$(183)	$(194)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(1.70)	$(1.90)

Weighted average common shares outstanding, basic and diluted	108,374,160	101,934,630

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

All percentages are calculated using actual amounts. Minor differences may exist due to rounding. Certain prior year amounts have been reclassified to conform with the 2014 presentation.

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

December 31, 2013. Pro forma revenues, operating expenses and net loss increased by $264 million, $174 million and $25 million, respectively, for the year ended December 31, 2013.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2014	2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$21
Accounts receivable, net	285	234
Prepaid expenses and other current assets	83	67
Total current assets	371	322

RESTRICTED CASH AND CASH EQUIVALENTS	7,111	—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	8,373	7,981
Franchises	6,006	6,009
Customer relationships, net	1,105	1,389
Goodwill	1,168	1,177
Total investment in cable properties, net	16,652	16,556

OTHER NONCURRENT ASSETS	416	417

Total assets	$24,550	$17,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,635	$1,467
Total current liabilities	1,635	1,467

LONG-TERM DEBT	21,023	14,181
DEFERRED INCOME TAXES	1,674	1,431
OTHER LONG-TERM LIABILITIES	72	65

SHAREHOLDERS’ EQUITY	146	151

Total liabilities and shareholders’ equity	$24,550	$17,295

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(48)	$39	$(183)	$(169)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	534	500	2,102	1,854
Stock compensation expense	14	11	55	48
Noncash interest expense	8	10	37	43
Loss on extinguishment of debt	—	—	—	123
(Gain) loss on derivative instruments, net	4	(2)	7	(11)
Deferred income taxes	56	—	233	112
Other, net	8	2	10	34
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(15)	—	(51)	10
Prepaid expenses and other assets	12	13	(9)	—
Accounts payable, accrued liabilities and other	57	22	158	114
Net cash flows from operating activities	630	595	2,359	2,158

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(543)	(566)	(2,221)	(1,825)
Change in accrued expenses related to capital expenditures	2	55	33	76
Sales (purchases) of cable systems, net	11	(3)	11	(676)
Restricted cash in escrow	(3,598)	—	(7,111)	—
Other, net	(11)	(3)	(16)	(18)
Net cash flows from investing activities	(4,139)	(517)	(9,304)	(2,443)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,892	213	8,806	6,782
Repayments of long-term debt	(466)	(343)	(1,980)	(6,520)
Payments for debt issuance costs	(2)	—	(6)	(50)
Purchase of treasury stock	(1)	(4)	(19)	(15)
Proceeds from exercise of options and warrants	80	37	123	104
Other, net	(1)	(1)	3	(2)
Net cash flows from financing activities	3,502	(98)	6,927	299

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7)	(20)	(18)	14
CASH AND CASH EQUIVALENTS, beginning of period	10	41	21	7
CASH AND CASH EQUIVALENTS, end of period	$3	$21	$3	$21

CASH PAID FOR INTEREST	$226	$179	$850	$763

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2014 (a)	September 30, 2014 (a)	December 31, 2013 (a)
Footprint
Estimated Video Passings (b)	12,871	12,858	12,838
Estimated Internet Passings (b)	12,570	12,522	12,505
Estimated Voice Passings (b)	12,079	12,014	11,934

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.4%	33.4%	33.8%
Internet Penetration of Estimated Internet Passings (c)	40.4%	39.6%	37.1%
Voice Penetration of Estimated Voice Passings (c)	21.7%	21.3%	20.3%

Residential
Residential Customer Relationships (d)	5,841	5,768	5,561
Residential Non-Video Customers	1,681	1,611	1,384
% Non-Video	28.8%	27.9%	24.9%

Customers
Video (e)	4,160	4,157	4,177
Internet (f)	4,766	4,662	4,383
Voice (g)	2,439	2,389	2,273
Residential PSUs (h)	11,365	11,208	10,833
Residential PSU / Customer Relationships (d)(h)	1.95	1.94	1.95

Quarterly Net Additions/(Losses) (i)
Video (e)	3	(9)	(2)
Internet (f)	104	94	93
Voice (g)	50	29	56
Residential PSUs (h)	157	114	147

Bulk Digital Upgrade Net Additions (j)	5	20	4

Single Play Penetration (k)	38.0%	38.1%	37.6%
Double Play Penetration (l)	29.1%	29.3%	29.8%
Triple Play Penetration (m)	32.8%	32.6%	32.6%
Digital Penetration (n)	98.5%	97.7%	91.8%
Monthly Residential Revenue per Residential Customer (d)(o)	$111.52	$110.81	$108.12

Commercial
Commercial Customer Relationships (d)(p)	386	380	375

Customers
Video (e)(p)	133	139	165
Internet (f)	306	294	257
Voice (g)	180	172	145
Commercial PSUs (h)	619	605	567

Quarterly Net Additions/(Losses) (i)
Video (e)(p)	(6)	(15)	(1)
Internet (f)	12	12	12
Voice (g)	8	8	7
Commercial PSUs (h)	14	5	18

All percentages are calculated using actual amounts. Minor differences may exist due to rounding.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2014, September 30, 2014 and December 31, 2013, customers include approximately 35,100, 13,500 and 11,300 customers, respectively, whose accounts were over 60 days, approximately 1,500, 1,200 and 800 customers, respectively, whose accounts were over 90 days and approximately 900, 800 and 900 customers, respectively, whose accounts were over 120 days. The increase in aging of customer accounts over 60 days is primarily related to a third quarter change in our collections policy consistent with broader cable industry practices.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association ("NCTA"). Commercial customer relationships include video customers in commercial structures, which are calculated on an EBU basis (see footnote (p)) and non-video commercial customer relationships.

(e)
"Video Customers” represent those customers who subscribe to our video services. Our methodology for reporting residential video customers generally excludes units under bulk arrangements, unless those units have a digital set-top box, thus a direct billing relationship. As we complete our all-digital transition, bulk units are supplied with digital set-top boxes adding to our bulk digital upgrade customers.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Voice Customers" represent those customers who subscribe to our voice services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and voice customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Bulk Digital Upgrade Net Additions" represents the portion of residential video net additions that result from the addition of a digital set-top box to a bulk unit.

(k)	"Single Play Penetration" represents residential customers receiving only one Charter service offering, including video, Internet or voice, as a % of residential customer relationships.

(l)	"Double Play Penetration" represents residential customers receiving only two Charter service offering, including video, Internet and/or voice, as a % of residential customer relationships.

(m)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and voice, as a % of residential customer relationships.

(n)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(o)
"Monthly Residential Revenue per Residential Customer" is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(p)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 18,000 during the year ended December 31, 2014 due to a higher applicable video rate applied and other revisions to customer reporting methodology.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	Actual	Actual	Actual	Actual

Net income (loss)	$(48)	$39	$(183)	$(169)
Plus: Interest expense, net	273	211	911	846
Income tax (benefit) expense	48	(4)	236	120
Depreciation and amortization	534	500	2,102	1,854
Stock compensation expense	14	11	55	48
Loss on extinguishment of debt	—	—	—	123
(Gain) loss on derivative instruments, net	4	(2)	7	(11)
Other, net	20	9	62	47

Adjusted EBITDA (b)	845	764	3,190	2,858
Less: Purchases of property, plant and equipment	(543)	(566)	(2,221)	(1,825)

Adjusted EBITDA less capital expenditures	$302	$198	$969	$1,033

Net cash flows from operating activities	$630	$595	$2,359	$2,158
Less: Purchases of property, plant and equipment	(543)	(566)	(2,221)	(1,825)
Change in accrued expenses related to capital expenditures	2	55	33	76

Free cash flow	$89	$84	$171	$409

	Year Ended December 31,
	2014	2013
	Actual	Pro Forma (a)

Net loss	$(183)	$(194)
Plus: Interest expense, net	911	873
Income tax expense	236	154
Depreciation and amortization	2,102	1,908
Stock compensation expense	55	48
Loss on extinguishment of debt	—	123
(Gain) loss on derivative instruments, net	7	(11)
Other, net	62	47

Adjusted EBITDA (b)	3,190	2,948
Less: Purchases of property, plant and equipment	(2,221)	(1,854)

Adjusted EBITDA less capital expenditures	$969	$1,094

(a) Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

(b) See page 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$174	$223	$1,082	$841
Scalable infrastructure (b)	148	142	455	352
Line extensions (c)	45	57	176	219
Upgrade/Rebuild (d)	36	46	167	183
Support capital (e)	140	98	341	230

Total capital expenditures (f)	$543	$566	$2,221	$1,825

	Year Ended December 31,
	2014	2013
	Actual	Pro Forma (g)

Customer premise equipment (a)	$1,082	$854
Scalable infrastructure (b)	455	362
Line extensions (c)	176	221
Upgrade/Rebuild (d)	167	185
Support capital (e)	341	232

Total capital expenditures (f)	$2,221	$1,854

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures include $42 million and $59 million for the three months ended December 31, 2014 and 2013, respectively, and $410 million and $88 million for the year ended December 31, 2014 and 2013, respectively, related to our all-digital transition; and $58 million and $84 million for the three months ended December 31, 2014 and 2013, respectively, and $242 million and $300 million for the year ended December 31, 2014 and 2013, respectively, related to commercial services.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2013 as if they occurred as of January 1, 2012.

Addendum to Charter Communications, Inc. Fourth Quarter 2014 Earnings Release